Exhibit 10.3

This is the Form of Company Holder Support Agreement executed by Avanseus Holdings Pte. Ltd., Fat Projects Acquisition Corp. and each of the following persons: Giuseppe Donagemma; Darryl Mark Rodrigues; Bhargab Mitra; Ng Mei Lan; Apollo Consulting Srl; Rajendra Narayan Panda; Crystal Technology Services Pte. Ltd; and Chiranjib Bhandary.

FORM OF Company Holders Support AGREEMENT

This COMPANY HOLDERS SUPPORT AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares with company registration number: 201526265R (the “Company”), Fat Projects Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands with company registration number 377480 (“Acquiror”), and the Person listed on Schedule A to this Agreement (a “Shareholder”).

WHEREAS, the Company and Acquiror are on or around the date of this Agreement entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the shareholders of the Company will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the shareholders of the Company will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit A to the Business Combination Agreement;

WHEREAS, the Shareholder is, as of the date of this Agreement, the sole legal owner of the number of Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto (such Company Shares, together with any Company Shares (a) issued or otherwise distributed to the Shareholder pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Company Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by the Shareholder, including by exchange or conversion of any other security, or (d) as to which the Shareholder acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, inclusive of the Share Exchange, the Acquiror and the Company have requested that certain Shareholders enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS; INTERPRETATION; EFFECTIVE DATE

1.1 Definitions; Interpretation. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Shareholder.

2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholder hereby represents and warrants to Acquiror and the Company as of the date of this Agreement as follows:

2.1 Organization. If the Shareholder is not a natural person, the Shareholder has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Shareholder is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization) as a foreign corporation or company (or other entity, if applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Shareholder’s jurisdiction of organization), as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.2 Due Authorization. If the Shareholder is not a natural person, the Shareholder has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. If the Shareholder is not a natural person, the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or an equivalent body) and/or shareholders of the Shareholder and no other company proceeding on the part of the Shareholder is necessary to authorize this Agreement and the documents contemplated hereby. If the Shareholder is a natural person, the Shareholder has full legal capacity, right and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Shareholder, and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Shareholder is a natural person who is married and resides in a community property jurisdiction, then the Shareholder’s spouse has executed and delivered to the Company and Acquiror a spousal consent, in the form attached as Schedule B, concurrently with the execution and delivery of this Agreement.

2.3 No Conflict. The execution and delivery of this Agreement by the Shareholder and the other documents contemplated hereby by the Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of the Shareholder (if the Shareholder is not a natural person);

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to the Shareholder;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which the Shareholder is a party or by which the Shareholder may be bound; or

(d) result in the creation of any Lien upon any of the properties or assets of the Shareholder;

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.4 Company Securities. The Shareholder is the sole legal and beneficial owner of the Company Shares and Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto, and all such Company Shares and, if applicable, Company Warrants are owned by the Shareholder free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel or Liens pursuant to the Company’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. The Shareholder does not own legally or beneficially any shares or warrants of the Company other than the Company Shares and, if applicable, Company Warrants set forth opposite the Shareholder’s name on Schedule A hereto. The Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by the Governing Documents of the Company, the Shareholders’ Agreement or this Agreement.

2.5 Business Combination Agreement. The Shareholder understands and acknowledges that Acquiror and the Company will be entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder has received a copy of the substantially finalized Business Combination Agreement delivered to the Shareholder on August [∙], 2022, is familiar with the provisions of the Business Combination Agreement, and has consented to (and hereby consents to) the Company’s entry into the Business Combination Agreement.

2.6 Adequate Information. The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. The Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Shareholder are irrevocable.

2.7 Restricted & Control Securities. The Shareholder understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if the Shareholder is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, the Shareholder must hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8 Litigation and Proceedings.

(a) There are no pending Legal Proceedings against the Shareholder; and

(b) There is no outstanding Governmental Order imposed upon the Shareholder or any of the Shareholder’s Subsidiaries (if applicable); nor are any properties or assets of the Shareholder or any of the Shareholder’s Subsidiaries’ respective businesses (if applicable) bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Shareholder to consummate the transactions contemplated hereby.

2.9 Brokers Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Acquiror, the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Shareholder or any of its Affiliates.

3. SUPPORT FOR BUSINESS COMBINATION

The Shareholder hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

3.1 Agreement to Conversion of Preference Shares into Ordinary Shares. To the extent that the Shareholder holds any preference shares issued in the share capital of the Company, to irrevocably agree to the conversion of each and every preference share issued in the share capital of the Company held by the Shareholder into one ordinary share issued in the share capital of the Company on a date to be notified to the Shareholder by the Company (which shall be a date on or prior to the Closing Date).

3.2 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of the Company called, held or convened to seek the approval of the shareholders of the Company, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, the Share Exchange, or any other Transaction Document is sought or required (a “Company Shareholder Approval”), the Shareholder shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause its Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Company Shareholder Approval or, if there are insufficient votes in favor of granting the Company Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date; and

(c) in other circumstances in which a vote, consent, election or approval is required or sought under the Governing Documents or any Contract of the Company or otherwise, in respect of any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to any conversion of its Subject Shares.

3.3 Agreement to Vote Against Other Matters. At any meeting of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of Equity Securities of the Company (in each case, other than in connection with the Business Combination Agreement, the Share Exchange and related Transactions;

(b) any Alternative Proposal; and

(c) any amendment of the Company’s Governing Documents or Contracts, or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Share Exchange or change in any manner the voting rights of any class of the Company’s share capital.

3.4 Revoke Other Proxies. The Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

3.5 Irrevocable Power of Attorney. The Shareholder hereby irrevocably and unconditionally grants to, and appoints, in the event that the Shareholder shall for whatever reason fail to perform any of its obligations under Section 3.2 or Section 3.3, the Company and any individual designated in writing by the Company, and each of them individually, as the Shareholder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 3.2 or Section 3.3, as applicable (the “Irrevocable Power of Attorney”), and execute, deliver and take on each the Shareholder’s behalf and in the name of the Shareholder, all deeds, documents, and steps necessary for obtaining the Company Shareholder Approval as contemplated in Section 3.2. The Shareholder understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the Irrevocable Power of Attorney is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that the Irrevocable Power of Attorney may lawfully do or cause to be done by virtue hereof. The Irrevocable Power of Attorney granted hereunder shall only terminate upon the termination of this Agreement.

3.6 Waiver of Dissent Rights. The Shareholder shall not apply to any Governmental Authority claiming that any Company Shareholder Approval, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person. The Shareholder shall not commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement, or alleging any breach of any Law or duty in connection with the Transactions or alleging that any Company Shareholder Approval, Share Exchange, Business Combination Agreement or any other Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any member, shareholder or holder of debentures of the Company or any other Person.

3.7 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing under the Business Combination Agreement or, if earlier, termination of this Agreement, the Shareholder shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect, or have the effect of preventing or disabling the Shareholder or the Company from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying the Shareholder from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. The Shareholder agrees with, and covenants to, Acquiror and the Company (or any of its directors, secretaries or authorized representatives) that the Shareholder shall not request that the Company register the Transfer (by book-entry, by lodging a notice of transfer with the Accounting and Corporate Regulatory Authority of Singapore or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.8 No Solicitation by Shareholders. From the date hereof until the Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, the Shareholder shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly

(a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal;

(b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal.

From and after the date hereof, the Shareholder shall, and shall instruct its officers and directors to, and the Shareholder shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

4. POST-CLOSING LOCK-UP ARRANGEMENT

4.1 Certain Definitions. As used in this Article 4, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i) the date falling 180 days after the Closing Date; or

(ii) the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date.

(c) “Immediate Family” shall mean, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons;

(d) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by a Shareholder (or which a Shareholder is entitled to receive by virtue of the Transactions) immediately after the Closing, excluding any securities acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by a Shareholder upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by a Shareholder immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to a Shareholder with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(e) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

4.2 Lock-Up Restriction. Subject to the consummation of the Share Exchange, the Shareholder covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, the Shareholder shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

4.3 Authorization. The Shareholder hereby:

(a) authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which the Shareholder is the record holder; and

(b) in the case of Lock-Up Securities for which the Shareholder is the beneficial but not the record holder, agrees during the Applicable Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities;

in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 3 Business Days of a request by a Shareholder the expiration of the Applicable Period.

4.4 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A COMPANY HOLDERS SUPPORT AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.5 Lock-Up Exceptions. Section 4.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which the Shareholder is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) if the Shareholder is a natural person, (i) by bona fide gift to any member of the Shareholder’s Immediate Family, (ii) to a family trust, established for the exclusive benefit of the Shareholder or any of his Immediate Family for estate planning purposes, (iii) by virtue of laws of descent and distribution upon death of the Shareholder or (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(c) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing; the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any the options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Article 4 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of the Shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Shareholder or affiliates of the Shareholder or who shares a common investment advisor with the Shareholder or (ii) as part of a distribution to members, partners or shareholders of the Shareholder;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(h) Lock-Up Transfers to a director or advisor of the Shareholder or its affiliates as part of such director’s or advisor’s remuneration for services provided to the Shareholder, pursuant to remuneration arrangements in existence and disclosed to the Company prior to the date of this Agreement; and

(i) Lock-Up Transfers made in connection with any forward purchase agreement or similar arrangements in existence prior to the date of this Agreement and the material terms of which have been disclosed to Acquiror or its counsel;

(j) Sales of Lock-Up Securities made solely to cover tax liabilities of the Shareholder arising solely from the execution of the Business Combination Agreement or the effectuation of the Share Exchange, which sales are subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld;

provided, however, that in the case of clauses (a), (b), and (f) to (i), these permitted transferees shall enter into a written agreement, in substantially the same form of this Article 4, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

4.6 Waiver of Other Shareholders. Except as otherwise provided herein, neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with the Shareholder hereunder, in each case, unless the Company and/or Acquiror extends such Change to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Days advance written notice to all shareholders of the Company party to a similar company holders support agreement with the Acquiror and the Company of any such Change.

4.7 Effect of Article 4. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 4, such purported Lock-Up Transfer shall be null and void ab initio.

5. OTHER AGREEMENTS

5.1 For avoidance of doubt, nothing in any Transaction Document shall affect the continuing validity, in accordance with their respective terms, of any rights that the Shareholder or the Company or its Subsidiaries may have in relation to (i) any employment agreements or arrangements between a Shareholder and the Company or any Subsidiary thereof, (ii) ordinary course agreements between the Company or any of its Subsidiaries and a Shareholder as a consumer of the Company’s services on arm’s length terms in ordinary course of business consistent with past practice, or (iii) any indemnification, advancement of expenses and exculpation rights of any party set forth in the documents described in the foregoing clauses (i) and (ii).

5.2 Disclosure.

(a) The Shareholder shall be bound by and comply with the Confidentiality Agreement, dated 28 April, 2022, by and Among Acquiror and the Company (the “Confidentiality Agreement”) and Section 13.13 (Publicity) of the Business Combination Agreement (including any relevant defined terms used in such Confidentiality Agreement and provision) as if the Shareholder was an original signatory to the Confidentiality Agreement and Business Combination Agreement with respect to such provisions.

(b) The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the Commission or pursuant to any applicable Law the Shareholder’s identity and ownership of Subject Shares and Lock-Up Securities, the nature of the Shareholder’s obligations under this Agreement and (if deemed appropriate by the Company and Acquiror) a copy of this Agreement. The Shareholder will promptly provide any information reasonably requested by the Company and Acquiror for any regulatory application or filing made or approval sought in connection with the Transactions.

5.3 Effectiveness; Termination.

(a) As regards the Company, the Acquiror and the Shareholder, this Agreement shall have effect from the date first written above.

(b) This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Section 3.6 and Article 4 shall survive in accordance with its terms, and this Article 5 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

5.4 Further Assurances. The Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under the Company’s Governing Documents which would materially impede, disrupt, prevent or otherwise adversely affect the consummation of the or any other Transaction. If any Shareholder acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), the Shareholder shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect the Shareholder’s ownership of such additional Subject Shares.

5.5 Shareholder Parties. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity.

5.6 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror or the Company in accordance with Section 13.3 of the Business Combination Agreement and to the Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.7 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

SCHEDULE A:

Details of the Shareholder executing this Agreement

Name of Shareholder	Number and Class of Company Shares	Number of Company Warrants
[●]	[●]	[●]
[●]

SCHEDULE B

FORM OF SPOUSAL CONSENT

Dated ___________________, 2022

The undersigned represents and warrants that the undersigned is the spouse of:

[Name of Shareholder]

and that the undersigned is familiar with the terms of (a) the Company Holders Support Agreement (the “Agreement”), dated as of August 25, 2022, by and among Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a Singapore private company limited by shares (the “Company”), Fat Projects Acquisition Corp. (Company Registration Number: 374480), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and the other parties signatory thereto from time to time, and (b) the Business Combination Agreement date as of August [●], 2022, by and among Acquiror and the Company.

The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse.

The undersigned further agrees that the undersigned’s community property interest or quasi community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned.

The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest or quasi community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SIGNED by:

Signature:

Print Name:

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

The Acquiror:

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

The Company:

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

The Shareholder:

By:	/s/ Signing Shareholder

Name:	Signing Shareholder

Title: